Exhibit 99.1

NEWS RELEASE

Contact: Frank Hallowell, Chief Financial Officer
Andrew Berger, Chairman, President and Chief Executive Officer
Autoscope Technologies Corporation Phone: 612.438.2363

FOR IMMEDIATE RELEASE

Autoscope Technologies Corporation Announces the Resignation of Chad Stelzig and Plan to Name Frank Hallowell as Interim CEO

Saint Paul, Minn., October 7, 2021 -- Autoscope Technologies Corporation (“Autoscope”) (Nasdaq: AATC) today announced that on October 1, 2021, Chad A. Stelzig, the President and Chief Executive Officer of Image Sensing Systems, Inc. (“ISNS”), notified the Board of Directors of Autoscope and ISNS that he was resigning.  ISNS is a wholly-owned subsidiary of Autoscope.  Frank Hallowell, who is the Chief Financial Officer of Autoscope and ISNS, will assume the role of Interim CEO of ISNS when Mr. Stelzig's resignation is effective.  Mr. Stelzig will assist in the transition of responsibilities over the coming months, and the Board will soon begin a search for Mr. Stelzig’s successor.

“Frank is a highly skilled and experienced leader who has served as CFO of Image Sensing Systems and Autoscope Technologies Corporation.  His deep understanding of the Company and his significant strategic, operational, and financial experience make him an excellent choice to guide the Company,” said Andrew T. Berger, the President and Chief Executive Officer of Autoscope and the Executive Chairman of ISNS.

“I sincerely appreciate all of the opportunities and experiences offered over the past 10 years of employment at Image Sensing Systems. What began as an opportunity to lead an algorithm engineering group evolved into executive leadership experiences that many aspire to, but few have the opportunity to experience. For this I am truly grateful, and I will take these lessons learned into the next chapter of my professional career. I would also like to thank the board of directors for their guidance and support over the past five years while I served as President and CEO, through both the challenges and successes,” said Mr. Stelzig

“On behalf of the Board, we thank Chad for his 10 years of service and many accomplishments during his tenure as CEO.  Under Chad’s leadership, we were able to realize a technological, financial, and cultural turnaround that has positioned the company for future success,”  concluded Mr. Berger.

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Exhibit 99.1

About Autoscope Technologies Corporation

Autoscope Technologies Corporation creates value through owning and supporting operating subsidiaries and investments, anchored by core investments in the fields of technology and engineering.

Autoscope's main subsidiary is Image Sensing Systems, Inc.  Image Sensing Systems, Inc. (ISNS) is a global company committed to providing above-ground technology products for advanced traffic management systems, traffic data collection applications, and related markets.  ISNS pioneered video image processing, also known as machine vision, for vehicle detection and continues to be a technology leader today.  ISNS' industry leading products include the Autoscope® video detection family and the RTMS® radar detection family.

With more than 140,000 instances sold in over 70 countries worldwide, Image Sensing Systems remains dedicated to helping improve safety and efficiency for cities and highways by providing meaningful and reliable data through innovative technologies, applications, and solutions.

Safe Harbor Statement:  Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services; adverse weather conditions in our markets; the impact of governmental laws, regulations, and orders, including as a result of the COVID-19 pandemic caused by the coronavirus; international presence; tariffs and other trade barriers; our success in integrating any acquisitions; potential disruptions to our supply chains (including disruptions caused by geopolitical events, military actions, work stoppages, nature disasters, or international health emergencies, such as the COVID-19 pandemic); and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020 filed on March 11, 2021.

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